Exhibit 99.1

Martha Stewart Living Omnimedia Reports Third Quarter 2014 Results

NEW YORK, Oct. 28, 2014 /PRNewswire/ — Martha Stewart Living Omnimedia, Inc. (NYSE: MSO) today announced its results for the third quarter ended September 30, 2014.

On October 15, 2014, MSLO announced a 10-year partnership with Meredith Corporation whereby Meredith will lead the advertising sales, circulation, production and other non-editorial functions of Martha Stewart Living and Martha Stewart Weddings magazines as well as www.marthastewart.com, and www.marthastewartweddings.com. MSLO’s editorial team will continue to create all editorial content.

Dan Dienst, Chief Executive Officer, said, “Results for the third quarter, which is seasonally our weakest quarter of the year, were in line with expectations but do not reflect the current transformation taking place at MSLO. The significant partnership we recently announced with Meredith Corporation allows us to leverage their scale and expertise to fully monetize our award-winning content. The partnership is immediately accretive to earnings and a winning relationship for our consumers as well as our valued shareholders. Starting November 1, MSLO will be a refocused content and design company with a strong foundation built on long-term profitable growth.”

Third Quarter 2014 Summary

Revenues totaled $29.8 million in the third quarter of 2014 compared to $33.8 million in the third quarter of 2013 due to lower print and merchandising revenue partially offset by higher digital advertising revenue.

Total operating loss for the third quarter of 2014 was $(14.7) million, which included an $(11.4) million non-cash impairment charge reflecting the write-down of the Emeril trademark and goodwill recorded in the Company’s merchandising segment. Total operating loss in the third quarter of 2013 was $(4.1) million.

Basic and diluted net loss per share was $(0.19) for the third quarter of 2014, compared to $(0.06) for the third quarter of 2013. Excluding the impairment charge in the third quarter of 2014, net loss per share was $(0.06).

Third Quarter 2014 Results by Segment

Three Months Ended September 30

(unaudited, in thousands)

	2014	2013
REVENUES
Publishing	$15,981	$19,401
Merchandising	13,691	14,153
Broadcasting	139	294

Total Revenues	$29,811	$33,848

OPERATING (LOSS) / INCOME
Publishing	$(6,046)	$(6,260)
Merchandising	(1,548)	9,479
Broadcasting	(36)	(214)
Corporate	(7,020)	(7,081)

Total Operating Loss	$(14,650)	$(4,076)

Recent Business Highlights

•	On October 7, MSLO launched an original six-episode Halloween web series, Shriek or Chic: Martha’s Haute Halloween Challenge, with AOL as its exclusive distribution partner. The series followed three fashion design hopefuls as they competed against one another to create a Halloween costume for Martha Stewart.

•	The Company’s third annual “Martha Stewart American Made” program, which takes place on November 7-8, is shaping up to be the best year yet. The nominations for the American Made honorees were up 40% over the prior year; visits to the American Made website were up 200%; and the program added 4 official sponsors: The UPS Store, Hyatt House, Toyota and Intuit QuickBooks.

•	The fourth season of Martha Stewart’s Cooking School premiered on PBS this month and the fourth season of Martha Bakes is currently in production and scheduled to air in January.

•	The Company’s One Pot: 120+ Easy Meals from Your Skillet, Slow Cooker, Stockpot, and More, went on-sale September 23 and quickly became #4 on The New York Times’ Best Seller List for the week of October 12.

Publishing

Revenues in the third quarter of 2014 were $16.0 million compared to $19.4 million in the prior year due to lower print advertising revenue slightly offset by an increase in digital advertising revenue.

Operating loss was $(6.0) million for the third quarter of 2014 compared to $(6.3) million in the prior year.

Merchandising

Revenues in the third quarter were $13.7 million compared to $14.2 million in the prior year’s third quarter primarily due to lower royalty revenue received from J.C. Penney reflecting fewer licensed categories at J.C. Penney.

Operating loss was $(1.5) million for the third quarter of 2014 compared to operating income of $9.5 million in the third quarter of 2013. The decline was due to the $(11.4) million non-cash impairment charge reflecting the write-down of the Emeril trademark and goodwill. Excluding this non-cash impairment charge, operating income for the third quarter of 2014 reflects an increase in operating income of $9.9 million.

Broadcasting

Revenue in the third quarter of 2014 was $0.1 million compared to $0.3 million in the third quarter of 2013 due to lower radio licensing fees.

Operating loss was $(0.04) million for the third quarter of 2014 compared to operating loss of $(0.2) million in last year’s third quarter.

Corporate

Corporate expenses were $(7.0) million in the third quarter of 2014 compared to $(7.1) million in the prior year’s quarter due to higher professional fees partially offset by ongoing cost savings.

The Company will host a conference call with analysts and investors on October 28, 2014 at 8:30am EDT that will be broadcast live over the Internet at www.marthastewart.com/ir, and an archived version will be available through November 12, 2014.

About Martha Stewart Living Omnimedia, Inc.

Martha Stewart Living Omnimedia, Inc. (MSLO) is a leading provider of original “how-to” information, inspiring and engaging consumers with unique lifestyle content and well-designed, high-quality products. MSLO is organized into the following business segments: Publishing, Merchandising and Broadcasting. MSLO is listed on the New York Stock Exchange under the ticker symbol MSO.

Forward-Looking Statements

This press release may contain certain statements that we believe are, or may be considered to be, “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “continue,” “potential” or similar words or phrases and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed in or implied by such forward-looking statements.

Such forward-looking statements include: the continued success of our brands and the reputation and popularity of Martha Stewart and Emeril Lagasse; adverse reactions to publicity relating to Ms. Stewart or Mr. Lagasse by consumers, advertisers and business partners; loss of the services of Ms. Stewart or Mr. Lagasse; continued management turnover; our ability to successfully implement our growth strategies; our ability to develop new or expand existing merchandising and licensing programs or the loss or failure of existing programs, including as a result of financial instability of or disputes with our partners; failure to predict, respond to and influence trends in consumer taste; our inability to successfully and profitably develop or introduce new products and services; our ability to effectively transition certain of our Publishing segment operations to Meredith Corporation, effective November 1, 2014; softening of or increased competition for advertising revenues, including increased competitive pressure on digital display advertising rates as a result of programmatic buying of advertising inventory; inability to successfully capitalize on digital, mobile and video initiatives, including establishing relationships with additional distribution partners; our ability to drive and retain visitors to our digital platforms and to effectively monetize our digital platforms; disruption in the industries in which our publishing and digital third-party vendors operate; continued weak and uncertain worldwide economic conditions; increases in paper, postage, freight or printing costs; weakening in circulation, particularly in newsstand sales; failure to protect our intellectual property; and failure to realize expected efficiencies and benefits from our restructuring activities.

Certain of these and other factors are discussed in more detail in the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission, especially under the heading “Risk Factors,” which may be accessed through the SEC’s website at http://www.sec.gov/.

Martha Stewart Living Omnimedia, Inc.

Consolidated Statements of Operations

Three Months Ended September 30,

(unaudited, in thousands, except share and per share amounts)

	2014	2013
REVENUES
Publishing	$15,981	$19,401
Merchandising	13,691	14,153
Broadcasting	139	294

Total revenues	29,811	33,848

Production, distribution and editorial	(13,988)	(16,579)
Selling and promotion	(9,081)	(10,401)
General and administrative	(9,259)	(10,097)
Depreciation and amortization	(783)	(847)
Impairment of trademark and goodwill	(11,350)	—

OPERATING LOSS	(14,650)	(4,076)
Interest income and other, net	52	118

LOSS BEFORE INCOME TAXES	(14,598)	(3,958)
Income tax benefit / (provision)	3,733	(337)

NET LOSS	$(10,865)	$(4,295)

LOSS PER SHARE—BASIC AND DILUTED
Net loss	$(0.19)	$(0.06)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	57,074,872	67,490,820

Martha Stewart Living Omnimedia, Inc.

Consolidated Statements of Operations

Nine Months Ended September 30,

(unaudited, in thousands, except share and per share amounts)

	2014	2013
REVENUES
Publishing	$57,716	$68,073
Merchandising	41,494	41,776
Broadcasting	1,489	3,421

Total revenues	100,699	113,270

Production, distribution and editorial	(44,697)	(56,332)
Selling and promotion	(27,343)	(32,348)
General and administrative	(27,254)	(31,456)
Depreciation and amortization	(4,651)	(2,940)
Impairment of trademark and goodwill	(11,350)	—
Restructuring charges	—	(675)
Gain on sale of subscriber list, net	—	2,724

OPERATING LOSS	(14,596)	(7,757)
Interest (expense) / income and other, net	(513)	85

LOSS BEFORE INCOME TAXES	(15,109)	(7,672)
Income tax benefit / (provision)	3,408	(1,076)

NET LOSS	$(11,701)	$(8,748)

LOSS PER SHARE—BASIC AND DILUTED
Net loss	$(0.21)	$(0.13)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic and diluted	56,908,036	67,366,285

Martha Stewart Living Omnimedia, Inc.

Consolidated Balance Sheets

(in thousands, except share and per share amounts)

	September 30, 2014 (unaudited)	December 31, 2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$5,747	$21,884
Short-term investments	47,343	19,268
Restricted cash and investments	—	5,072
Accounts receivable, net	20,691	39,694
Paper inventory	317	2,901
Other current assets	4,301	3,876

Total current assets	78,399	92,695

PROPERTY AND EQUIPMENT, net	3,916	7,961
GOODWILL	—	850
INTANGIBLE ASSET- TRADEMARKS	34,700	45,200
OTHER NONCURRENT ASSETS	1,477	1,661

Total assets	$118,492	$148,367

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$11,659	$12,464
Accrued payroll and related costs	3,978	8,665
Current portion of deferred subscription revenue	6,357	7,632
Current portion of other deferred revenue	13,778	17,227

Total current liabilities	35,772	45,988

DEFERRED SUBSCRIPTION REVENUE	2,654	3,587
OTHER DEFERRED REVENUE	11,785	17,307
DEFERRED INCOME TAX LIABILITY	3,560	7,094
OTHER NONCURRENT LIABILITIES	3,341	3,916

Total liabilities	57,112	77,892

COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Class A Common Stock, $0.01 par value, 350,000,000 shares authorized: 31,911,243 and 30,704,491 shares issues in 2014 and 2013, respectively; 31,851,843 and 30,645,091 shares outstanding in 2014 and 2013, respectively	319	307
Class B Common Stock, $0.01 par value, 150,000,000 shares authorized: 25,234,625 and 25,984,625 shares issued and outstanding in 2014 and 2013, respectively	252	260
Capital in excess of par value	344,346	342,213
Accumulated deficit	(282,752)	(271,051)
Accumulated other comprehensive loss	(10)	(479)

	62,155	71,250

Less: Class A treasury stock—59,400 shares at cost	(775)	(775)

Total shareholders’ equity	61,380	70,475

Total liabilities and shareholders’ equity	$118,492	$148,367

CONTACT: Katherine Nash, Martha Stewart Living Omnimedia, Inc. Investor Relations, 512-757-2566, knash@marthastewart.com.